                                                                   Exhibit 99-B.8.24

THIRD AMENDMENT OF PARTICIPATION AGREEMENT

This Third Amendment by and among American Funds Distributors, Inc.,
American Funds Service Company, ING Life Insurance and Annuity Company, ReliaStar
Life Insurance Company and ReliaStar Life Insurance Company of New York, is
effective February 1, 2007.

     WHEREAS, the parties have entered into a Participation Agreement dated
January 1, 2003 as amended January 3, 2006 and November 1, 2006 (the “Agreement”);

     WHEREAS, the parties desire to add American Funds Target Date Retirement
Series, a new series of funds in the American Funds family, to the Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereby agree as follows:

(1)	Effective February 1, 2007, Schedule A of the Agreement is amended by adding the following fund to the Schedule:

American Funds Target Date Retirement Series

[This section intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date above.

AMERICAN FUNDS DISTRIBUTORS, INC.

By: /s/ David Givner Name: David Givner Title: Secretary

AMERICAN FUNDS SERVICE COMPANY

By: /s/ Ryan Rue Name: Ryan Rue Title: Sr. Manager

ING LIFE INSURANCE AND ANNUITY COMPANY

By: /s/ Michael C. Eldredge Name: Michael C. Eldredge Title: Vice President

RELIASTAR LIFE INSURANCE COMPANY

By: /s/ Richard K. M. Lau Name: Richard K. M. Lau Title: Vice President

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

By: /s/ Richard K. M. Lau Name: Richard K. M. Lau Title: Vice President

: